Media Advisory

Contacts:
HPL Technologies, Inc.
Michael Scarpelli, CFO
T: (408) 501-9281
Michael_scarpelli@hpl.com


         HPL TECHNOLOGIES, INC. SIGNS DEFINITIVE AGREEMENT WITH SYNOPSYS

San Jose CA, October 3, 2005 - HPL Technologies, Inc. (OTC:HPLA.PK), a leader in yield management, test chip and DFM solutions, today announced that it has signed a definitive agreement to be acquired by Synopsys, Inc. (Nasdaq:
SNPS).


Under the terms of the agreement, Synopsys will acquire HPL for approximately $13.0 million, or $0.30 per share. The all-cash transaction, which will require stockholder approval, is expected to close within 90 days and is subject to customary closing conditions.


Cary Vandenberg, President and Chief Executive Officer of HPL, stated that "the transaction will enable the company to leverage the financial strength and resources of Synopsys to better utilize the company's products and technology, and will provide the company's stockholders with liquidity for their investment."



About HPL Technologies

HPL Technologies, Inc. supplies the software, services and technology necessary for semiconductor companies to streamline their design process and optimize product yields. Integrated device manufacturers (IDMs), fabless semiconductor companies, and foundries all utilize HPL's comprehensive portfolio of silicon-proven intellectual property (IP), highly flexible data analysis platforms, factory floor systems and professional services to facilitate product development from design through manufacturing and test phases.

HPL is headquartered in San Jose, California, and has design and customer support offices located throughout the United States, Europe, and Asia. More information is available at www.hpl.com.

HPL Technologies, Inc.
2033 Gateway Place
San Jose, CA 95110
T:(408) 437-1466


Forward Looking Statements


This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the expected benefits and timing of the acquisition of HPL Technologies by Synopsys. These statements are based on HPL's current expectations and beliefs. Actual results could differ materially from these statements as a result of difficulties in completing the acquisition. Additional risks related to HPL's business are contained in HPL's most recent Form 10-Q filed with the Securities and Exchange Commission.